Exhibit 99.1

December 23, 2009

Dear Member:

This letter is intended to assist you in tax planning for 2009 as it relates to you as a member of Northern Growers, LLC (also referred to here as “we” “our” or “us”). By providing our financial information for the nine months ended September 30, 2009, we hope that this will give you some general parameters in preparing for your 2009 tax return. As you view the information below, please keep in mind that the financial information for 2009 is incomplete and will not be completed until after the final quarter on December 31, 2009 and our year-end audit. In addition, final tax income numbers, which differ from net or book income based primarily on depreciation schedules, will not be available until we provide you with a Form K-1, which is expected to be completed and sent in mid February of 2010.

With respect to book income, based on our Form 10-Q for the nine months ended September 30, 2009, which we encourage you to read at poet.com (clicking on “Meet POET”, “Plants”, “Big Stone, SD,” “Become an Investor” and “SEC Reports”), unaudited book income for the nine months ended is $2,454,362 or $0.048 (book income) per unit. There have been no distributions declared or issued for tax year 2009.  Book income is based on a total of 50,628,000 capital units outstanding. Final financial information for the fourth quarter and year ended December 31, 2009 is not yet known, however.  With respect to tax income for the 2009 year, the expansion of our plant in 2007 will increase our tax depreciation and therefore lower taxable income. Similar to last year, we will not qualify in 2009 for the federal Small Ethanol Producer Tax Credit.

To reiterate, our book income for the nine months ending September 30, 2009 is $0.048 per unit, and the K-1 tax forms will be mailed to members in mid February of 2010.

The reverse side of this letter contains personal information relating to the number of units you hold in Northern Growers as of December 31, 2009.

Thank you for your attention to this matter.

Northern Growers, LLC

Bob Metz

President